Troika Media Group Inc. Reports Record Revenue of $120 million and Adjusted EBITDA of $10.1 million for its Quarter Ended September 30, 2022; Adds Additional Depth to Board of Directors

New York, New York - November 14, 2022 — Troika Media Group, Inc. (Nasdaq: TRKA) ("TMG"), a consumer engagement and customer acquisition solutions group, today announced financial results for its fiscal quarter ended September 30, 2022. TMG is a professional services company that architects and builds enterprise value in consumer brands to generate scalable performance driven revenue growth. The Company delivers three solutions pillars: TMG CREATES brands and experiences and CONNECTS consumers through emerging technology products and ecosystems to deliver PERFORMANCE based measurable business outcomes.

The fiscal first quarter highlights include:

•Record Revenue of approximately $120 million
•Revenue increase of 1,335% quarter over quarter
•Record Adjusted EBITDA of approximately $10.1 million
•Operating Income of $6.3 million
•First reported positive Net Income since going public in April 2021
•Strong revenue growth in Performance Solutions within Home Services and Professional Services Sectors
•Successful restructuring of operations and cost optimizations following the Converge acquisition.

"Our quarter ended September 30, 2022 was a great start to our new fiscal year. We built on the strong record revenues of fiscal year 2022, despite the complex consumer environment and undergoing an end-to-end restructuring following the Converge acquisition in March 2022”, commented Sid Toama, CEO of TMG. "We saw continued strong performance in the Home Services and Professional Services sectors that drove growth in our Performance Solutions division. The great financial results in the quarter reflected the strength and resilience of our performance-based business model, diverse sector mix, and the excellent execution across the newly organized business. During uncertain periods, advertisers critically assess marketing investments. This leverages our business model which focuses on measurable customer acquisition results and minimizing the risk for marketers looking to acquire customers, at scale. I am also excited that we are now in market with our integrated consulting capabilities across creative, technology and customer acquisition solutions. Our positioning has never been better now that we have delivered a unified business strategy to build on Converge’s scalable business and operational model. Looking ahead, we expect the trends of the past couple of quarters to continue in the December quarter, our fiscal Q2. We also continue to expect stability in our insurance vertical beginning in January as loss ratios reset and insurance carriers benefit from rate increases to support the growth seen in our other core sectors” concluded Toama.

The Company has also announced the appointment of two additional independent directors to add depth and experience to the board. “The appointment of Jeffrey Stein and Grant Lyon to the Board of Directors adds a wealth of commercial, operational, and restructuring experience that deepens the board’s ability to provide strategic and operational support to our management team. Both have extensive public board experience and their addition compliments the restructuring measures the company has undertaken to deliver sustainable growth and profitability as we refine our strategy to focus on the strengths acquired through the acquisition of Converge,” stated Randall Miles, Chairman of Troika’s board of directors.

Results for the three months ended September 30, 2022 and 2021:

	Three months ended
	September 30,		Change
	2022	2021	$	%
	(Unaudited) (In thousands)
Revenues	$119,810	$8,349	$111,461	1,335%
Net income (loss)	$1,274	$(2,139)	$3,413	160%
EBITDA	$6,504	$(1,924)	$8,428	438%
Adjusted EBITDA	$10,060	$(945)	$11,005	1,165%

Financial Results for TMG

The results of operations for the three months ended September 30, 2022, have been fundamentally powered by the Converge acquisition, which resulted in diversifying the company’s revenue streams and created efficiencies recognized by integrating the acquired businesses.

Revenues for the three months ended September 30, 2022, totaled approximately $119.8 million an increase of approximately $111.5 million as compared with the prior period. The increase in revenue was primarily due to the contribution of the Converge business; which accounted for approximately $110.9 million and is representative of 93% of the Company's total revenue for the three months ended September 30, 2022. This incremental revenue to the business is comprised of performance solutions revenue of approximately $63.4 million, or 57%, and managed services revenue of approximately $47.5 million, or 43%.

These revenues were driven by organic growth from existing clients, and substantial growth, most notably, in performance solutions. The growth in performance solutions was led by our Internal-Brand product line, which is revenue generated from the fees we charge to our customers when we engage with consumers under our internally owned and operated brand names. This increase was primarily powered by its home improvement and professional services sectors.

“The acquisition of Converge continues to provide transformational changes for the Company. The revenue contributed by these revenue streams total approximately $201.5 million since its acquisition in March 2022, a period of 182 days. Further, we are pleased by the continued growth in revenue that is derived from our owned and operated internal brands, which justifies our continued investment in this enterprise strategy,” said Erica Naidrich, CFO of TMG.

TMG reported positive Net Income for the first time since going public in April 2021. Net income for the three months ended September 30, 2022 increased approximately $3.4 million to approximately $1.3 million, as compared with the prior year quarter. This increase was the result of increased revenues of 1,335%, and was partially offset by an increase in cost of sales, and selling, general, and administrative

(SG&A) costs. SG&A costs increased approximately $2.5 million or 37% as compared to the prior year quarter.

“The limited increase in SG&A costs of only 37%, as compared to the 1,335% increase in revenue, is reflective of managements continued focus on transformational and restructuring initiatives. Operational efficiency was a cornerstone to the Converge model and we are working hard to replicate that at TMG. Our continued focus is on business matters that will contribute to the transformational restructuring of the business to ensure that our company is well positioned to drive ongoing growth and value for our shareholders,” added Naidrich.

TMG’s Adjusted EBITDA for the three months ended September 30, 2022 was approximately $10.1 million, which was primarily driven by the increase in revenues due to the Converge acquisition. This increase combined with the off-setting of several one-time costs incurred as a result of the ongoing restructuring and transformational efforts by management.

The first quarter contained several non-recurring and non-cash costs including restructuring and other related charges totaling approximately $0.9 million, loss on fair value of warrant derivative liabilities related to the Series E Preferred Stock of approximately $0.9 million, foreign currency exchange losses of $0.9 million, $0.5 million in non-cash stock compensation expense (which are reflected in SG&A expenses), and loss contingencies on equity issuance of $0.3 million.

About Troika Media Group

TMG is a consumer engagement and customer acquisition consulting and solutions group based in New York and Los Angeles. We deliver resilient brand equity, amplifying brands through emerging technology to deliver performance driven business growth. Troika’s expertise is in Consumer Products and Services, Entertainment and Media, Sports and Sports Betting, Financial and Professional, Education and eSports and Gaming sectors. For more information, visit www.thetmgrp.com.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are not financial measures under generally accepted accounting principles (GAAP). These metrics are performance measurement tools used by our management team and you should not consider them in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and are susceptible to varying calculations, the measures presented may differ from and may not be comparable to similarly titled measures used by other companies.

We define EBITDA as net income (loss) before (i) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (ii) interest expense, and (iii) tax expense.

We define Adjusted EBITDA as EBITDA before (i) share-based compensation expense or benefit, (ii) restructuring charges or credits, (iii) merger and acquisition-related costs, including litigation expenses, (vii) gains or losses on sales or dispositions of businesses and associated settlements, and (iv) the impact of purchase accounting adjustments related to business acquisitions. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger and acquisition-related costs because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability.

We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of our business and the Company on a consolidated basis. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and gross margin as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted EBITDA should be used as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. For a reconciliation of net income (loss) to Adjusted EBITDA, please see page 6 of this release.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements about future growth and growth rates and other information regarding future performance and strategies and appear throughout this press release. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates, the impact of the COVID-19 pandemic and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and subsequent reports on Form 10-Q. The Company disclaims any obligation to update any forward-looking statements contained herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.

Investor Relations Contact:

Sid Toama
President and Chief Executive Officer
Troika Media Group, Inc.
(323) 297-8100

Troika Media Group, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	September 30,
	2022	2021
Revenues	$119,809,958	$8,349,000
Cost of revenues	101,055,664	4,837,000
Gross margin	18,754,294	3,512,000
Operating expenses:
Selling, general and administrative expenses	9,305,955	6,803,000
Depreciation and amortization	2,232,509	202,000
Restructuring and other related charges	934,147	—
Operating income (loss)	6,281,683	(3,493,000)
Other income (expense):
Interest expense	(2,835,588)	(13,000)
Loss contingency on equity issuance	(301,350)	—
Net gain on sale of subsidiary	82,894	—
Foreign exchange loss	(944,416)	(16,000)
(Loss) gain on change in fair value of derivative liabilities	(942,390)	12,000
Miscellaneous income	95,318	1,371,000
Total other (expense) income	(4,845,532)	1,354,000
Net loss from operations before income tax	1,436,151	(2,139,000)
Income tax expense	(162,368)	—
Net income (loss)	1,273,783	(2,139,000)
Foreign currency translation adjustment	—	31,000
Comprehensive income (loss)	$1,273,783	$(2,108,000)

Troika Media Group, Inc.
Adjusted EBITDA Non-GAAP Measure
(Unaudited)
▪

	Three Months Ended
	September 30,
	2022	2021
Net income (loss)	$1,273,783	$(2,139,000)
Interest expense	2,835,588	13,000
Income tax expense	(162,368)	—
Depreciation and amortization	2,232,509	202,000
EBITDA	6,504,248	(1,924,000)
Net gain on sale of subsidiary	(82,894)	—
Restructuring and other related charges	934,147	—
Stock-based compensation expense (1)	516,800	979,000
Loss contingency on equity issuance	301,350	—
Loss (gain) on derivative liability	942,390	(12,000)
Foreign exchange loss	944,416	16,000
Adjusted EBITDA	$10,060,457	$(941,000)

(1) included in selling, general and administrative expenses

The following is a description of the adjustments to net income (loss) in arriving at adjusted EBITDA as described in this earnings release:

▪Interest Expense.
▪Income Tax Expense.
▪Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.
▪Impairment and other (gains) losses, net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses in all periods.
▪Business acquisition costs. This adjustment eliminates costs related to acquisitions in all periods.
▪Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company’s full-time workforce reductions.
▪Loss Contingency on Equity Issuance.
▪Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the Troika Media Group Stock Plan.